EX-99.1

Contacts:
Elise Caffrey	Matthew Lloyd
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3720
ecaffrey@irobot.com	mlloyd@irobot.com

Press Release

iRobot Names Michelle V. Stacy to Board of Directors

BEDFORD, Mass., August 11, 2014 - iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, today announced the addition of Michelle V. Stacy to its board of directors.

As the former president of Keurig, Inc. and former vice president and general manager with Gillette/P&G, Ms. Stacy has a wealth of experience leading consumer businesses and building global brands. During her five-year tenure at Keurig Inc., a division of Keurig Green Mountain, the company’s revenue grew from $493million in FY2008 to $4.3 billion for FY2013. Ms. Stacy sits on the Board of Directors of Tervis Tumbler Company and Young Innovations Inc.; is a Director Advisor to The Cambridge Group (an AC Nielson Company); and is a professional speaker on leadership, innovation and growth.

“In addition to a proven track record of leading a hyper-growth business, Michelle brings experience building unified global organizations with clearly defined visions and brands,” said Colin Angle, chairman and chief executive officer of iRobot. “Her strengths in the Consumer Products industry, combining new product innovations with successful sales and marketing campaigns, are also very important as iRobot looks to build awareness of its brand and products worldwide.”

“I am excited to be joining the board of directors at iRobot, a company that is at the forefront of developing new, innovative technologies,” said Ms. Stacy. “I look forward to working alongside the iRobot leadership team and leveraging my experience as the company focuses on launching new products, accelerating innovation, and building a globally recognized brand.”

About iRobot Corp.
iRobot designs and builds robots that make a difference. The company’s home robots help people find smarter ways to clean, its defense & security robots protect those in harm’s way, and its remote presence robots enable virtual presence from anywhere in the world. iRobot’s consumer and military robots feature proprietary technologies incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.